Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-130584
May 16, 2006

Free Writing Prospectus

SLM Corporation

Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Lead Manager	Deutsche Bank

Issuer	SLM Corporation

Note Type	Medium Term Notes, Series A US MTN Program

Ratings	A2/A

CUSIP	78442F DZ 8

USD Amount	$25,000,000

Interest Rate	6.720%

Issue Price	100%

Commissions:	0%

Net Proceeds (%):	100%

Net Proceeds ($):	$25,000,000

Trade Date	May 16, 2006

Closing Date	May 26, 2006

Maturity Date	June 13, 2036

Call	Redeemable in whole or in part at the Issuer’s Option.

Call Dates	Callable starting on June 15, 2011 & semiannually thereafter on each June 15th and December 15th with 10 business days prior notice

Redemption Price	100%

Interest Payment Dates	Semi-annually, 15th of June and December during the term of the notes

1st Payment Date	June 15, 2006, with no adjustment

Daycount	30/360

Business Day Convention	Following (New York), unadjusted

Business Days	New York

Minimum Denominations:	$1,000 and integral multiples thereof

Calculation Agent:	SLM Corporation

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

__________________________________________________________________

SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Company, toll free at 1-800-321-7179.